Exhibit 99.1

For information, contact:

Media	- Susan Moore, 281-836-7398
Investors	- David Oatman, 281-836-7035
- David Miller, 281-836-7895

EXTERRAN PARTNERS TO ACQUIRE ASSETS FROM MIDCON COMPRESSION

•                  New acquisition adds 110,000 horsepower

•                  The majority of the horsepower is under a five-year contract operations services agreement

HOUSTON, July 14, 2014 - Exterran Partners, L.P. (NASDAQ:EXLP) and Exterran Holdings, Inc. (NYSE:EXH) today announced that Exterran Partners has entered into an agreement to acquire natural gas compression assets from MidCon Compression, L.L.C., a subsidiary of Chesapeake Energy Corporation (NYSE:CHK), for approximately $135 million. The assets to be acquired include 162 compression units, with a total horsepower of approximately 110,000.

The majority of the units currently are being used to provide compression services to BHP Billiton Petroleum in Arkansas’ Fayetteville Shale. In connection with the acquisition, the contract operations services agreement with BHP Billiton Petroleum will be assigned to Exterran Partners effective as of the closing.

“We are pleased to acquire an additional fleet of modern, highly standardized assets from MidCon and continue to deliver on our strategy of growing our core contract operations business,” said Brad Childers, Chairman, President and Chief Executive Officer of Exterran Partners’ managing general partner.

“We expect the transaction to be immediately accretive to distributable cash flow per limited partner unit,” said David Miller, Senior Vice President and Chief Financial Officer of Exterran Partners’ managing general partner. “As a result of this acquisition, we expect to recommend to the Board of Exterran Partners’ managing general partner that Exterran Partners increase the distribution to limited partner unit holders by an incremental $0.02 per limited partner unit on an annualized basis, or an incremental $0.005 per limited partner unit on a quarterly basis, beginning in the quarter that the transaction closes.”

Exterran Partners and Exterran Holdings do not expect that the Omnibus Agreement between Exterran Partners and Exterran Holdings will be amended to adjust the caps on operating costs or selling, general and administrative costs as a result of this transaction.

The acquisition, which is expected to be financed using credit available under Exterran Partners’ revolving credit facility, is subject to closing conditions and is expected to close in the third quarter 2014.

About Exterran Partners

Exterran Partners, L.P., a master limited partnership, is the leading provider of natural gas contract compression services to customers throughout the United States. Exterran Holdings, Inc. owns an equity interest in Exterran Partners, including all of the general partner interest. For more information, visit www.exterran.com.

About Exterran Holdings

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has approximately 10,000 employees and operates in approximately 30 countries. Exterran Holdings owns an equity interest, including all of the general partner interest, in Exterran Partners.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to: the Companies’ financial and operational strategies and ability to successfully effect those strategies; demand for the Companies’ products and services and growth opportunities for those products and services; statements regarding Exterran Partners’ ability to complete the proposed transaction and the expected timing of the closing of the transaction; Exterran Partners’ expected use of availability under its revolving credit facility to finance the transaction; statements relating to the contract operations services agreement with BHP Billiton Petroleum; the expectation not to amend the Omnibus Agreement between the Companies to adjust the caps on operating costs or selling, general and administrative costs as a result of the transaction; and the expected benefits of the transaction, including the expected accretion to distributable cash flow per limited partner unit and the expected increase in limited partner distributions in the quarter that the transaction closes.

While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: changes in the capital and financial markets that impact the effect of the transaction on Exterran Partners; local, regional, national and international economic conditions and the impact they may have on the Companies and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; Exterran Holdings’ ability to timely and cost-effectively execute larger projects; changes in economic conditions in key operating markets; changes in safety, health, environmental and other regulations; as to each of the Companies, the performance of the other entity; and the failure of any party to the transaction to satisfy the conditions to the closing of the transaction.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as those set forth from time to time in the Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE:  Exterran Partners, L.P. and Exterran Holdings, Inc.